Exhibit 99.1

      FOR IMMEDIATE RELEASE

NYSE Amex Grants an Extension for SulphCo’s Continued Listing

Houston, TX. September 23, 2010 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF) announced today, that on September 20, 2010, the Company received notice that the NYSE Amex LLC (the “Exchange”) had accepted the Company’s plan of compliance (the “Plan”).  In accepting the Company’s Plan, the Exchange granted the Company an extension until December 30, 2011 for the continued listing of the Company’s common stock and for the Company to regain compliance with the continued listing standards (the “Plan Period”) subject to quarterly progress reviews by the Exchange during the Plan Period.

“We appreciate the support and the assistance of the Exchange as we develop the strategy for SulphCo’s future success as a member in good-standing with the Exchange,” said Larry D. Ryan, SulphCo’s Chief Executive Officer. “We continue to work toward creating long-term value through the commercialization of our proprietary desulfurization technology and I am confident our technology combined with our current strategic initiatives will lead us back into compliance with all Exchange regulations. We look forward to working with the Exchange to regain our status as a fully compliant listed member.”

As previously disclosed, the Company is not in compliance with the Exchange’s continued listing standards set forth in Sections 1003(a)(ii) and 1003(a)(iii) of the Exchange’s Company Guide (the “Company Guide”) which set forth minimum stockholders’ equity and net income requirements for continued listing.

In July, the Company submitted its Plan to the Exchange that set forth the actions it had taken and additional actions that would be taken to return the Company to compliance with the applicable standards in the Company Guide.

About  SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of crude oil products and crude oil. The overall process is designed to "upgrade" the quality of crude oil and crude oil products by modifying and reducing the sulfur and nitrogen content to make those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors & Media
Jeffrey R. Freedman Vice President of Corporate Development	SulphCo, Inc.	+1 713-896-9100